Exhibit 10.41

AVAYA HOLDINGS CORP.
SECOND AMENDED AND RESTATED
2007 EQUITY INCENTIVE PLAN
Effective as of October 26, 2007
Amended and Restated as of November 20, 2014

1.DEFINED TERMS
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
2.    PURPOSE
The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock-based and other incentive Awards.
3.    ADMINISTRATION
The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards, subject only to Section 5 and other express provisions of the Plan; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Except as otherwise provided by the express terms of an Award Agreement, all determinations of the Administrator made under the Plan will be conclusive and will bind all parties.
4.    LIMITS ON AWARDS UNDER THE PLAN
(a)    Number of Shares. Subject to Section 4(b) and Section 7, a maximum of 55,857,405 shares of Stock may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company under any Award in payment of any exercise price with respect to such Award.
(b)    Certain Additional Awards. Reference is made to the Awards specified on Exhibit B, which represent (i) Stock Options granted in substitution for certain options granted under the Avaya Inc. 2004 Long Term Incentive Plan and the Avaya Inc. 2000 Long Term Incentive Plan (the “Avaya Plans”), (ii) Awards of Stock Units granted in replacement for certain performance-based restricted stock unit awards granted under the Avaya Plans and (iii) Awards of Restricted Stock Units granted under the Plan (collectively, the “Additional Awards”). Shares of Stock subject to the Additional Awards shall be in addition to the shares specified in Section 4(a), but if any Additional Award expires unexercised or is satisfied in whole or in part without the issuance of shares, the shares of Stock previously subject to such Award shall not be available for future grants.
(c)    Type of Shares. Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.
5.    ELIGIBILITY AND PARTICIPATION
The CEO, subject to the approval of the Administrator, will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the CEO, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. § 1.409A-1(b)(5)(iii)(E).
Stock Options (other than those described in Section 4(b)) covering 39,679,637 shares of Stock shall be granted as soon as practicable after the Closing Date, in three tranches: (i) Stock Options for 25,791,763 shares of Stock subject to the time-based vesting rules set forth in the form of Award set forth in Exhibit C (ii) Stock Options for 6,943,937 shares of Stock subject to the performance-based vesting rules set forth in the form of Award set forth in Exhibit D and (iii) Stock Options for 6,943,937 shares of Stock subject to the performance-based vesting rules set forth in Exhibit E. Awards covering any remaining shares available under Section 4(a) during the four-year period beginning on October 26, 2007 shall be allocated and awarded to the persons selected by the CEO, subject to the approval of the Administrator, with the objective of allocating and awarding any remaining shares of Stock by the end of such four-year period.
6.    RULES APPLICABLE TO AWARDS
(a)    All Awards
(1)    Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and will furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement, the Participant agrees to the terms of the Award and of the Plan. Notwithstanding any provision of the Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
(2)    Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination, after receiving any recommendation of the CEO (i) if at the applicable reference date the Stock is not readily tradable on an established securities market, in accordance with Treas. Regs. § 1.409A-1(b)(5)(iv)(B) based on an independent third-party appraisal obtained not less frequently than annually and brought down not less frequently than semi-annually by the Administrator, and (ii) in every other case, using a methodology permitted under Treas. Regs. § 1.409A-1(b)(5)(iv)(A).
(3)    Transferability. Neither ISOs, nor, except as specified in the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant, except as otherwise provided in the Management Stockholders' Agreement. Awards other than ISOs may be transferred to one or more immediate family members or to one or more trusts, partnerships or other estate planning vehicles for the exclusive benefit of immediate family members that are natural persons, but only if the transferee qualifies as a “family member” as defined in Rule 701(c)(3) promulgated under the Securities Act of 1933 or in the instructions to Form S-8.
(4)    Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:
(A)    Immediately upon the cessation of Employment, all Stock Options held by the Participant or the Participant's permitted transferees, if any, will immediately cease to be exercisable and will immediately terminate except as otherwise provided at (B), (C) or (D) below, and all other Awards held by the Participant or the Participant's permitted transferees, if any, to the extent not already vested, will be immediately forfeited.
(B )     Subject to (C), (D), and (E) below, all Stock Options held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant's Employment, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 30 days or (ii) the period ending on the latest date on which such Stock Option could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(C)    All Stock Options held by a Participant or the Participant's permitted transferees, if any, immediately prior to the Participant's death, Disability, or Retirement, to the extent then exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Participant's death, Disability, or Retirement, as the case may be, or (ii) the period ending on the latest date on which such Stock Options could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(D)    All Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Employment by the Company other than for Cause, or by reason of a voluntary termination for Good Reason, to the extent then exercisable, will remain exercisable for the shorter of (i) a period of 90 days, or (ii) the period ending on the latest date on which such Stock Options could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(E)    For the avoidance of doubt, all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant's Employment will immediately terminate upon such cessation if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.
(5)    Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate), except that in the event of an exercise of the Award, or a portion of the Award, in connection with a cessation of Employment as result of death, Disability, termination without Cause, or voluntary termination for Good Reason, the Participant may elect to have shares of Stock held back by the Company in satisfaction of minimum tax withholding requirements.
(6)    Dividend Equivalents, Etc. To the extent consistent with Section 409A (and with Section 422, in the case of ISOs), and subject to Section 7(c), the Administrator in its sole discretion may provide for supplemental cash payments in lieu of Stock-based dividends or other distributions to the holder of any Award that is not entitled to share in the actual dividend or distribution.
(7)    Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in an Award will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or its Affiliate to the Participant.
(8)    Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.
(9)    Management Stockholders’ Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Management Stockholders’ Agreement. No Award will be granted to a Participant and no Stock will be delivered to a Participant, in either case, until the Participant executes the Management Stockholders’ Agreement.
(b)    Additional Rules Applicable to Stock Options
(1)    Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, a Stock Option will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.
(2)    Exercise Price. The Administrator will determine the exercise price of each Stock Option. The initial exercise price as so determined by the Administrator shall in no event be less than the Fair Market Value of the Stock.
(3)    Payment Of Exercise Price. The exercise price of a Stock Option shall be paid as follows: (a) by cash or check acceptable to the Administrator, or (b) on a cashless basis under which shares of Stock otherwise deliverable under the Award and having a Fair Market Value equal to the exercise price are withheld by the Company, or (c) by such other means, if any, as may be acceptable to the Administrator, (d) following an IPO, subject to restrictions applicable to such Shares, by means of a broker assisted exercise program acceptable to the Administrator, or (e) by any combination of the foregoing permissible forms of payment. No Stock Option or portion thereof may be exercised unless, at the time of exercise, the Fair Market Value of the shares of Stock subject to such Stock Option or portion thereof exceeds the exercise price for the Stock Option or such portion.
(4)    Maximum Term. The maximum term of each Stock Option shall be ten (10) years from the date of grant.
(5)    ISOs. No ISO may be granted under the Plan after October 15, 2017, but ISOs previously granted may extend beyond that date.
(c)    Lawful Consideration
Awards of Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.    EFFECT OF CERTAIN TRANSACTIONS
(a)    Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:
(6)    Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(7)    Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a "cash-out"), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for "nonqualified deferred compensation" subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.
(8)    Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, the Administrator may provide that each Award requiring exercise will become exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.
(9)    Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).
(10)    Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, consistent with Section 409A, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b)    In the event of a Change of Control (whether or not constituting a Covered Transaction), the Administrator shall provide, to the extent consistent with Section 409A, that any Award continued or assumed in such transaction, and any new award substituted for an Award that terminates in connection with such transaction, (any of the foregoing, a “Continuing Award”), to the extent not otherwise vested, shall be subject to the following special rule: To the extent the vesting of any Continuing Award depends on the continued Employment of the Participant and the Participant’s Employment is either (i) involuntarily terminated (other than for Cause) within one year following the Change of Control, or is (ii) voluntarily terminated by the Participant, within one year following the Change of Control, for Good Reason, any remaining Employment-related vesting conditions shall be treated as having been satisfied immediately prior to such termination. Nothing in this Section 7(b) shall be construed to affect any performance-based vesting condition to which a Participant’s Award may be subject.
(c)    Changes In, Distributions With Respect To And Redemptions Of The Stock
(1)        Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company's capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.
(2)    Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(c)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(c)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, subject to requirements for qualification, including continued qualification, of ISOs under Section 422 and to the requirements of Section 409A. Without limiting the generality of the foregoing, upon the occurrence of a cash distribution with respect to the Stock that constitutes a "corporate transaction" described at Treas. Regs. §1.424-1(a)(3)(ii) (an "extraordinary dividend"), as determined by the Administrator, the Administrator will cause the Company to take the following steps with respect to outstanding Stock Options:
(A)    For each such Stock Option that immediately prior to the extraordinary dividend had a per-share exercise price less than the then per-share Fair Market Value of the Stock, reduce the per-share exercise price following the extraordinary dividend by an amount equal to the lesser of (i) the per-share extraordinary dividend, or (ii) the maximum reduction that can be made without jeopardizing the Stock Option's status as an exempt stock right under Section 409A and without otherwise resulting in an acceleration of taxable income under the Stock Option, all as determined by the Administrator.
(B)    For each Stock Option described in (A), the excess, if any, of (A)(i) over (A)(ii) above will be paid in cash to the Option Holder at the time of the extraordinary dividend or, if later, on the date on which the applicable portion of the Stock Option vests.
(C)    For each outstanding Stock Option not described in (A), any adjustment or distribution will be left to the discretion of the Administrator.
(3)    Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8.    LEGAL CONDITIONS ON DELIVERY OF STOCK
The Company shall use all commercially reasonable efforts to ensure, prior to delivering shares of Stock pursuant to the Plan or removing any restriction from shares of Stock previously delivered under the Plan, that (a) all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved, and (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the conditions set forth in the preceding sentence have been satisfied and all other conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.
9.    AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant's consent, alter the terms of an Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code), as determined by the Administrator.
10.    OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not in any way affect the right of the Company or an Affiliate to Award a person bonuses or other compensation in addition to Awards under the Plan.
11.    MISCELLANEOUS
(a)    Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)    Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.
12.    ESTABLISHMENT OF SUB-PLANS
The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.    GOVERNING LAW
Except as otherwise provided by the express terms of an Award Agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

EXHIBIT A
Definitions of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“Administrator”: The Board or, if one or more has been appointed, the Committee. The Administrator may delegate ministerial tasks to such persons as it deems appropriate. In the event of any such delegation, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.
“Affiliate”: Any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Management Stockholders' Agreement.
“Award”: Any or a combination of the following:
(i)    Stock Options,
(ii)    Restricted Stock,
(iii)    Unrestricted Stock,

(iv)	Stock Units, including Restricted Stock Units; and

(v)	Performance Awards.
“Award Agreement”: A written agreement between the Company and the Participant evidencing the Award.
“Board”: The Board of Directors of Sierra Holdings Corp.
“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan. In the case of any other Participant, “Cause” shall mean a material breach by the Participant of the Participant’s duties and responsibilities which is not promptly remedied after the Company gives the Participant written notice specifying such breach, or (ii) the commission by the Participant of a felony involving moral turpitude, or (iii) the commission by the Participant of theft, fraud, material breach of trust or any material act of dishonesty involving the Company or its subsidiaries, or (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.
“Change of Control”: Acquisition by a person or group, that together with stock held by such person or group, constitutes “Control of Parent” as defined in the Management Stockholders’ Agreement.
“CEO”: The chief executive officer of the Company.
“Closing Date”: “Closing Date” as that term is defined in the Management Stockholders’ Agreement.
“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. References to the Code shall include any regulations promulgated thereunder.
“Committee”: One or more committees of the Board.
“Company”: Sierra Holdings Corp.
"Covered Transaction": Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.
“Disability”: In the case of any Participant who is a party to an employment or severance-benefit agreement that contains a definition of “Disability,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan. In the case of any other Participant, “Disability” shall mean a disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan to which the Participant participates. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” shall mean a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).
“Employee”: Any person who is employed by the Company or an Affiliate.
“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Unless the Administrator provides otherwise: A Participant who receives an Award in his or her capacity as an Employee will be deemed to cease Employment when the employee-employer relationship with the Company and its Affiliates ceases. A Participant who receives an Award in any other capacity will be deemed to continue Employment so long as the Participant is providing services in a capacity described in Section 5. If a Participant’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. In any case where a cessation of a Participant’s Employment would affect the Participant’s rights to payment under an Award that includes nonqualified deferred compensation subject to 409A, references to cessation of Employment shall be construed to require a “separation from service” as defined in Section 409A.
“Fair Market Value”: fair market value determined in accordance with Section 6(a)(2).
“Good Reason”: Unless otherwise defined in an Award Agreement, any of the following events or conditions occurring without a Participant's express written consent, unless cured by the Company within thirty (30) days of being notified by a Participant of the event or condition: (i) a material reduction in the Participant’s base compensation, (ii) a material diminution of a Participant’s position with the Company and its subsidiaries involving a substantial reduction in the scope, nature, and function of the Participant’s duties, which is typically demonstrated by a reduction in compensation and/or title, (iii) a change of thirty (30) miles or more in the Participant’s principal work location, or (iv) a material reduction in the employee benefits provided by the Company and its subsidiaries to the Participant, other than any such reduction that affects, or that is similar to a change in benefits that affects, one or more other, similarly situated employees of the Company and its subsidiaries.
“IPO”: The initial closing of a bona fide firm commitment underwritten public offering of equity shares of the Company, registered under the Securities Act of 1933, as amended, that results in such shares being traded on a liquid trading market.
“ISO”: A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.
“Management Stockholders’ Agreement”: Management Stockholders’ Agreement, dated as of October 26, 2007, among the Company and certain affiliates, stockholders and Participants.
“Participant”: A person who is granted an Award under the Plan.
“Performance Award”: An Award subject to Performance Criteria.
“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. If a Performance Award so provides, such criteria may be made subject to appropriate adjustments taking into account the effect of significant corporate transactions or similar events for the purpose of maintaining the probability that the specified criteria will be satisfied. Such adjustments shall be made only in the amount deemed reasonably necessary, after consultation with the Company’s accountants, and the CEO if required by the Award Agreement, to reflect accurately the direct and measurable effect of such event on such criteria, to the extent required by the Award Agreement.
“Plan”: The Sierra Holdings Corp. 2007 Equity Incentive Plan as from time to time amended and in effect.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions under this Plan or such Award requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions."

“Retirement”: Employment with the Company or any of its subsidiaries under any of the following circumstances or entitlements: (i) Service Pension under the Avaya Pension Plan for Salaried Employees as defined in that plan; (ii) after attainment of age fifty (50) and fifteen (15) years of service with the Company or any of its subsidiaries.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.
“Stock”: Common Stock of the Company, par value $0.001 per share.
“Stock Option”: An option entitling the recipient to acquire shares of Stock upon payment of the exercise price.
“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

EXHIBIT B

EXHIBIT C

[Time-based Option Agreement]

EXHIBIT D

[MoM Performance-based Option Agreement]

EXHIBIT E

[EBITDA Performance-based Option Agreement]

CALIFORNIA SUPPLEMENT

Pursuant to Section 12 of the Plan, this supplement has been adopted for purposes of satisfying the requirements of Section 25102(o) of the California Corporations Code, to the extent applicable. This supplement may be amended by the Administrator without the approval of the Company, as necessary or desirable to comply with California law. Any Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions, to the extent applicable:

1.    Maximum Duration of Awards. No Award granted to a California Participant will be for a term in excess of 10 years.

2.    Minimum Conversion Period Following Termination. Unless the employment of a California Participant holding an otherwise vested Stock Option is terminated for Cause, in the event of termination of employment of such Participant, he or she shall have the right to exercise the vested Stock Option as follows: (i) for a period of at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) for a period of at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), but in no event later than the latest date on which such Participant could have exercised such Stock Option in the absence of a termination of employment.